ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20080614505-91
Ross Miller Secretary of State State of Nevada	Filing Date and Time 09/16/2008 1:45 PM
	Entity Number C7812-1998

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Intelligent Living Corp.

2. The articles have been amended as follows: (provide article numbers, if available)

Article SIX of the Articles of Incorporation of the corporation is deleted in its entirety and following is substituted therefor:

(a) This corporation shall have authority to issue a total of Eight Hundred and Five Million (805,000,000) shares, of which Eight Hundred Million (800,000,000) shares shall be Common Stock, par value $.001 per share (the "Common Stock"), and Five Million (5,000,000) shares shall be Preferred Stock, par value $.001 per share (the "Preferred Stock").

[See attached 2 page Continuation for Certificate of Amendment.]

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: Majority

4. Effective date of filing: (optional) 9/29/08

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X ____________________

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Continuation
for
Certificate of Amendment
for
Intelligent Living Corp.
(the "corporation")

Capital Stock

(b) Shares of the Preferred Stock may be issued from time to time in series, and the Board of Directors is authorized, subject to the limitations provided by law, to establish and designate one or more series of the Preferred Stock, to fix the number of shares constituting each series, and to fix the designations and rights, preferences and limitations of each series and the variations and relative rights, preferences and limitations as between series, and to increase and to decrease the number of shares constituting each series. The authority of the Board of Directors with respect to each series shall include, but shall not be limited to, the authority to determine the following:

(i) the designation of such series;

(ii) the number of shares initially constituting such series and any increase or decrease (to a number not less than the number of outstanding shares of such series) of the number of shares constituting such series theretofore fixed;

(iii) the rate or rates at which dividends on the shares of such series shall be paid, including, without limitation, any methods or procedures for determining such rate or rates, and the conditions on, and the times of, the payment of such dividends, the preference or relation that such dividends shall bear to the dividends payable on any other class or series of stock of this corporation, and whether or not such dividends shall be cumulative and, if so, the date or dates from and after which they shall accumulate;

(iv) whether or not the shares of such series shall be redeemable, and, if so, the terms and conditions of such redemption, including, without limitation, the date or dates on or after which such shares shall be redeemable and the amount per share that shall be payable on such redemption, which amount may vary under different conditions and at different redemption dates;

(v) the rights to which the holders of the shares of such series shall be entitled on the voluntary or involuntary liquidation, dissolution or winding up or on any distribution of the assets, of this corporation, which rights may be different in the case of a voluntary liquidation, dissolution or winding up than in the case of such an involuntary event;

(vi) whether or not the shares of such series shall have voting rights in addition to the voting rights provided by law and, if so, the terms and conditions thereof, including, without limitation, the right of the holders of such shares to vote as a separate class, either alone or with the holders of shares of one

or more other series of the Preferred Stock, and the right to have more than one vote per share;

(vii) whether or not a sinking fund or a purchase fund shall be provided for the redemption or purchase of the shares of such series and, if so, the terms and conditions thereof;

(viii) whether or not the shares of such series shall be convertible into, or changeable for, shares of any other class or series of the same or any other class of stock of this corporation and, if so, the terms and conditions of conversion or exchange, including, without limitation, any provision for the adjustment of the conversion or exchange rate or the conversion or exchange price; and

(ix) any other relative rights, preferences and limitations.

All capital stock when issued shall be fully paid and non-assessable. No holder of shares of capital stock of the corporation shall be entitled as such to any pre-emptive or preferential rights to subscribe to any unissued stock, or any other securities which this corporation may now or hereafter be authorized to issue.

This corporation's capital stock may be issued and sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration so fixed is not less than par value.

Holders of this corporation's Common Stock shall not possess cumulative voting rights at any stockholders meetings called for the purpose of electing a Board of Directors or on other matters brought before stockholders meetings, whether they be annual or special.

At the effective time of this amendment [not less than 20 days following mailing to stockholders of the corporation of the Definitive Information Statement filed with the Securities and Exchange Commission], each share of the Corporation's issued and outstanding Common Stock as of the record date set by the Corporation's Board of Directors shall be subject to a one (1) for five hundred (500) reverse split, with all fractional shares rounded up to the nearest whole share.